Exhibit 15



The Board of Directors
Duke-Weeks Realty Corporation




Gentlemen:

RE:  Registration Statements Nos. 33-64567, 33-64659, 333-62381, 333-57755, 333-
42513, 333-39965,
333-49911, 333-50081, 33-55727, 333-04695, 333-24289, 333-26833, 333-66919, 333-
26845
and 333-85009

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 26, 1999 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG LLP
Indianapolis, Indiana
November 11, 1999